Exhibit 99.1

News Release

For Immediate Release

Media Contact:	Investor Contact:

Fred Ferguson	Kelly Reisdorf
Phone: 571-343-7006	Phone: 763-433-1028
E-mail: media.relations@vistaoutdoor.com	E-mail: investor.relations@vistaoutdoor.com

Vista Outdoor Announces FY20 Second Quarter Operating Results

Vista Outdoor Affirms Full Year FY2020 Guidance

Anoka, MN, November 7, 2019 — Vista Outdoor Inc. (NYSE: VSTO) today reported operating results for the second quarter of its Fiscal Year 2020 (FY20), which ended on September 29, 2019.

"We have had a good start to the first half of the year, and have delivered a solid second quarter of results," said Vista Outdoor Chief Executive Officer Chris Metz. "While we were presented with several significant new challenges in the second quarter, particularly within our Ammunition business unit, we have continued to make progress on our profitability and de-leveraging goals. The decisive actions we have taken to strengthen performance are yielding results. I am confident in the plans we have in place, and in our team's ability to successfully deliver on our financial guidance for Fiscal Year 2020."

For the second quarter ended September 29, 2019:

•
Sales were $445 million, down 19 percent from the prior-year quarter, down 7 percent on an organic basis, excluding results from the sale of our Eyewear brands, which were sold in the second quarter of Fiscal Year 2019, and our Firearms business which was sold in the second quarter of Fiscal Year 2020.

•	Gross profit was $90 million, down 17 percent from the prior year quarter, down 3 percent on an adjusted organic basis, excluding results from the sale of our Eyewear brands and Firearms business.

•
Operating expenses were $89 million. This compares to $128 million of operating expenses in the prior-year quarter. Adjusted operating expenses were $81 million compared to $94 million in the prior year quarter.

•	Fully diluted earnings per share (EPS) was $(0.21), compared to $(0.57) in the prior year quarter. Adjusted EPS was $0.00, compared to $0.05 in the prior year quarter.

•
Cash flow used in operating activities year-to-date was $8 million, compared to $58 million provided by operations in the prior year period. Year-to-date free cash flow was negative $23 million, compared to free cash flow of positive $55 million in the prior year period. Free cash flow generated in the quarter was positive $21 million.

For the second quarter ended September 29, 2019 Operating Segment Results:

Outdoor Products

•	The Outdoor Products segment generated $234 million in sales during the second quarter, down 14 percent from the prior-year quarter, down 7 percent on an organic basis, excluding our Eyewear brands.

•
Gross profit was $61 million, down 0.3 percent from the prior year quarter, and up 9 percent on an adjusted organic basis. The gross profit margin was 26 percent, up 361 bps from the prior year quarter, and was 26 percent on an adjusted organic basis, up 397 bps from the prior year quarter.

Shooting Sports

•	The Shooting Sports segment generated $211 million in sales during the second quarter, down 23 percent from the prior-year quarter, down 6 percent on an organic basis, excluding our Firearms business.

•
Gross profit was $29 million, down 39 percent from the prior year quarter, down 22 percent on an adjusted organic basis. The gross profit margin was 14 percent, down 353 bps from the prior year quarter, and was 14 percent on an adjusted organic basis, down 277 bps from the prior year quarter.

Please see the tables in this press release for a reconciliation of non-GAAP adjusted gross profit, operating expenses, operating profit, tax rate, fully diluted earnings per share, and free cash flow to the comparable GAAP measures.

Outlook for Fiscal Year 2020

"We have continued to deliver on our debt reduction and de-leveraging goals, paying off the balance of our higher interest Junior Term loan in October. We have now reduced our debt by approximately $600 million, which is a 51 percent reduction from our peak long-term debt balance of approximately $1.176 billion. Our transformation initiatives continue to deliver positive impacts in our financial results, and our more efficient, profitable brand platforms are now better positioned to seize growth opportunities going forward," said Mick Lopez, Vista Outdoor Chief Financial Officer.

Vista Outdoor's guidance for FY20 is as follows:

•	Sales in a range of $1.75 billion to $1.85 billion.

•	Interest expense reported of approximately $40 million and adjusted of approximately $37 million.

•
GAAP Earnings per share in a range of $(0.23) to $(0.08), as compared to previous range of $(0.03) and $0.12 to reflect restructuring and asset impairments. We maintain our adjusted earnings per share of $0.10 to $0.25 from previous guidance.

•	Capital expenditures of approximately $40 million.

•	Free cash flow in a range of $30 million to $40 million.

The company also expects FY20 EBITDA margins of approximately 6 percent. FY20 guidance does not include the impact of any additional future strategic acquisitions, divestitures, investments, business combinations or other significant transactions.

Earnings Conference Call Webcast Information

Vista Outdoor will hold an investor conference call to discuss its second quarter FY20 financial results on November 7, 2019, at 9 a.m. ET. The conference call will be accessible through live webcast. Interested investors and other individuals can access the webcast and view and/or download the earnings press release, including a reconciliation of non-GAAP financial measures, and the related earnings release presentation slides, which will also include detailed segment information, via Vista Outdoor’s website (www.vistaoutdoor.com). Choose "Investors" then "Events and Presentations." For those who cannot participate in the live webcast, a telephone recording of the conference call will be available for one month after the call. The telephone number is 719-457-0820, and the confirmation code is 4826446.

Reconciliation of Non-GAAP Financial Measures

Gross Profit, Operating Profit, and Earnings Per Share

The adjusted gross profit, adjusted operating expenses, adjusted operating profit (earnings before interest, tax and other) (operating profit), adjusted other income/(expense), adjusted interest expense, adjusted tax rate, adjusted net income, and adjusted earnings per share (adjusted EPS) presented below are non-GAAP financial measures. Vista Outdoor defines these measures as gross profit, operating expenses, operating income, other income / (expense), interest expense, income tax rate, net income, and EPS excluding, where applicable, the impact of costs incurred for contingent consideration, transaction costs, restructuring and asset impairment costs, debt issuance costs, intangibles impairment, loss on sale of divestitures, tax valuation allowance, transformation, and tax reform. Vista Outdoor management is presenting these measures so a reader may compare gross profit, operating profit, tax rate, and EPS excluding these items, as the measures provide investors with an important perspective on the operating results of the company. Vista Outdoor management uses this measurement internally to assess business performance, and Vista Outdoor’s definition may differ from those used by other companies.

Three months ended September 29, 2019
(in thousands)
	Gross Profit	Operating Expenses	Operating Profit	Other Income / (Expense)	Interest Expense	Taxes	Income Tax Rate		Net Income	EPS
As reported	$90,264	$88,524	$1,740	$(433)	$(12,314)	$891	(8.1)%		$(11,898)	$(0.21)
Contingent consideration	—	(843)	843	—	—	202			641	0.01
Transaction costs	—	(82)	82	—	—	20			62	—
Restructuring and asset impairment costs	723	(6,569)	7,292	—	—	1,750			5,542	0.10
Debt issuance costs	—	—	—	—	3,316	796			2,520	0.04
Loss on divestiture (Firearms)	—	—	—	433	—	—			433	0.01
Tax valuation allowance	—	—	—	—	—	(2,637)			2,637	0.05
As adjusted	$90,987	$81,030	$9,957	$—	$(8,998)	$1,022	106.6%		$(63)	$0.00

Three months ended September 30, 2018
(in thousands)
	Gross Profit	Operating Expenses	Operating Profit	Other Income / (Expense)	Interest Expense	Income Tax	Income Tax Rate		Net Income	EPS
As reported	$108,757	$127,903	$(19,146)	$(4,925)	$(16,865)	$(8,118)	19.8%		$(32,818)	$(0.57)
Contingent consideration	—	(843)	843	—	—	202		—	641	0.01
Transaction costs	—	(6,809)	6,809	—	—	1,634		—	5,175	0.09
Debt issuance costs	—	—	—	—	3,203	769			2,434	0.04
Intangibles impairment	—	(23,411)	23,411	—	—	5,619			17,792	0.31
Loss on divestiture (Eyewear)	—	—	—	4,925	—	(1,379)			6,304	0.11
Transformation costs	4,378	(2,568)	6,946	—	—	1,667			5,279	0.10
Tax reform	—	—	—	—	—	2,190			(2,190)	(0.04)
As adjusted	$113,135	$94,272	$18,863	$—	$(13,662)	$2,584	49.7%		$2,617	$0.05

Outdoor Products
(in thousands)	Three months ended September 29, 2019	Three months ended September 30, 2018
Gross profit as reported	$61,489	$61,666
Business transformation	—	2,721
Restructuring and asset impairment costs	538	—
Gross profit as adjusted	$62,027	$64,387

Shooting Sports
(in thousands)	Three months ended September 29, 2019	Three months ended September 30, 2018
Gross profit as reported	$28,775	$47,093
Business transformation	—	1,657
Restructuring and asset impairment costs	185	—
Gross profit as adjusted	$28,960	$48,750

*NOTE: Adjustments to "as reported" results are items that are excluded to arrive at the "as adjusted" results for the quarters ended September 29, 2019 and September 30, 2018. EPS amounts may not foot due to rounding.

For the quarter ended September 29, 2019:

During the quarter ended September 29, 2019, we recorded a portion of the approximately $10 million of compensation for the Camp Chef earn-out, which will be paid during the third quarter of this fiscal year, subject to continued Camp Chef leadership employment and the achievement of certain incremental profitability growth milestones. Given this balance is related to the purchase price of the company and is not normal compensation of the employees and will not be a continuing cost, we do not believe these costs are indicative of operations of the company. The tax effect of the contingent consideration cost was calculated based on a blended statutory rate of approximately 24 percent.

During the quarter ended September 29, 2019, we incurred transaction costs associated with possible and actual transactions, including advisory and legal fees. Given the nature of transaction costs, and differences in these amounts from one transaction to another, the company feels these costs are not indicative of ongoing operations of the company. The tax effect of the transaction costs that are deductible for tax was calculated based on a blended statutory rate of approximately 24 percent.

During the quarter ended September 29, 2019, we incurred restructuring and asset impairment costs related to impairment on leased properties, impairment of internally developed software and operational realignments costs which were incurred to generate longer-term benefits. We do not consider these items indicative of earnings from ongoing business activities. The tax effect of these costs was calculated based on a blended statutory rate of approximately 24 percent.

During the quarter ended September 29, 2019, in connection with the repayment of the Term Loan and a portion of the Junior Term Loan, unamortized debt issuance costs were written off and repayment premium fees were paid. Given the infrequent and unique nature of these costs, the company believes these costs are not indicative of ongoing operations of the company. The tax effect of the transaction costs was calculated based on a blended statutory rate of approximately 24 percent.

During the quarter ended September 29, 2019, we completed the sale of our Firearms business for total a purchase price of $170 million. As a result, we recorded a pretax loss of $0.4 million which is included in other income (expense), net. Given the infrequent and unique nature of this divestiture, the company believes these costs are not indicative of ongoing operations. There is no tax effect of this loss because it is not deductible for tax purposes.

During the quarter ended September 29, 2019, we recorded a tax valuation allowance of $2.6 million. Due to previous impairments, the Company continues to be in a three-year cumulative loss position resulting in a tax valuation allowance on its deferred tax assets. Given the infrequent and unique nature of this tax valuation allowance, we do not believe the $2.6 million tax expense related to the tax valuation allowance of the deferred tax assets is indicative of operations of the company.

For the quarter ended September 30, 2018:

During the quarter ended September 30, 2018, Vista Outdoor recorded a portion of the approximately $10 million of compensation for the Camp Chef earn-out, which will be paid over the next two years, subject to continued Camp Chef leadership employment and the achievement of certain incremental profitability growth milestones. Given this balance is related to the purchase price of the company and is not normal compensation of the employees and will not be a continuing cost, we do not believe these costs are indicative of operations of the company. The tax effect of the contingent consideration cost was calculated based on a blended statutory rate of approximately 24 percent.

During the quarter ended September 30, 2018, Vista Outdoor incurred transaction costs associated with possible and completed transactions, including advisory, legal, and accounting service fees. Given the nature of transaction costs, and differences in these amounts from one transaction to another, the company feels these costs are not indicative of operations of the company. The tax effect of the transaction costs that are deductible for tax was calculated based on a blended statutory rate of approximately 24 percent.

During the quarter ended September 30, 2018, Vista Outdoor wrote off debt issuance costs in connection with the prepayment of principal on our term loan and the reduction of our revolver capacity. Given the infrequent and unique nature of the debt issuance write-off costs, the company believes these costs are not indicative of operations of the company. The tax effect of the transaction costs was calculated based on a blended statutory rate of approximately 24 percent.

During the quarter ended September 30, 2018, the loss of a key customer for our stand up paddle boards business during the quarter resulted in a reduction of the projected cash flows for the stand up paddle boards business. Given the associated decrease in projected cash flows, we determined that a triggering event had occurred. This analysis resulted in a $23 million impairment charge related to customer relationship intangibles associated with the business. Given the infrequent and unique nature of the intangible asset impairment, the company believes these costs are not indicative of ongoing operations. The tax effect of the transaction costs was calculated based on a blended statutory rate of approximately 24 percent.

During the quarter ended September 30, 2018, the Company completed the sale of its Bollé, Serengeti, and Cébé brands (the "Eyewear Brands"). The selling price was $158 million, subject to customary working capital adjustments. As a result, during the quarter ended September 30, 2018, the Company recorded a pretax loss of approximately $5 million, which is included in other income (expense), net. Given the infrequent and unique nature of this divestiture, the company believes these costs are not indicative of ongoing operations. The tax amount is based upon the estimated taxes due on the transaction.

During the quarter ended September 30, 2018, Vista Outdoor incurred business transformation costs related to consulting services associated with a strategic supply chain efficiency initiative. These consulting services costs are directly related to improving efficiencies of inventory procurement and are therefore classified as costs of goods sold. Of the $4.4 million of cost of goods sold, approximately $2.7 million and $1.7 million was incurred by the Outdoor Products and Shooting Sports segments, respectively.

During the quarter ended September 30, 2018, Vista Outdoor also incurred business transformation costs related to consulting services for the review of the company’s organizational structure and portfolio of brands, operational realignments, abandonment of certain IT assets, and the implementation of a new ERP system. Given the infrequent and unique nature of these business transformation costs, the company believes these costs are not indicative of ongoing operations. The tax effect of these costs was calculated based on a blended statutory rate of approximately 24 percent.

During the quarter ended September 30, 2018, Vista Outdoor recognized a tax benefit related to the revaluation of the balance sheet as a result of tax legislation in the United States, which was clarified during the quarter. Vista Outdoor believes the tax benefit related to the revaluation of the balance sheet is not indicative of the ongoing operations of the company.

Free Cash Flow

Free cash flow is defined as cash (used for) provided by operating activities less capital expenditures, and excluding the following costs which have been adjusted for applicable tax amounts: transaction costs, debt issuances costs, restructuring and asset impairment costs, business transformation costs and loss on divestiture (Eyewear Brands). Vista Outdoor management believes free cash flow provides investors with an important perspective on the cash available for debt repayment and acquisitions after making the capital investments required to support ongoing business operations. Vista Outdoor management uses free cash flow internally to assess both business performance and overall liquidity.

(in thousands)	Three months ended September 29, 2019	Six months ended September 29, 2019	Six months ended September 30, 2018	Projected year ending March 31, 2020
Cash (used for) provided by operating activities	$27,930	$(8,238)	$58,342	$67,541–$77,541
Capital Expenditures	(8,508)	(17,720)	(19,232)	~(40,000)
Transaction costs	(34)	367	6,099	367
Debt issuance costs	(396)	(396)	(769)	(396)
Loss on divestiture (Eyewear Brands)	—	—	1,379	—
Restructuring and asset impairment costs	2,488	2,488	—	2,488
Transformation costs	—	—	9,292	—
Free cash flow	$21,480	$(23,499)	$55,111	$30,000–$40,000

Adjusted Earnings Per Share - Guidance Reconciliation Table

The projected adjusted earnings per share (EPS), excluding the impact of costs incurred to date for contingent consideration, current transaction costs, restructuring and asset impairment costs, debt issuance costs, loss on divestiture, impairment of held-for-sale assets, and tax valuation allowance is a non-GAAP financial measure that Vista Outdoor defines as EPS excluding the impact of these items. Vista Outdoor management is presenting this measure so a reader may compare EPS, excluding these items, as this measure provides investors with an important perspective on the operating results of the company. Vista Outdoor management uses this measurement internally to assess business performance, and Vista Outdoor’s definition may differ from those used by other companies.

Current FY20 Full-Year Adjusted EPS Guidance
	Low	High
EPS guidance including contingent consideration, current transaction costs, restructuring and asset impairment costs, debt issuance costs, loss on divestiture, impairment of held-for-sale assets, and tax valuation allowance	$(0.23)	$(0.08)
Contingent consideration	0.02	0.02
Transaction costs	0.01	0.01
Restructuring and asset impairment costs	0.10	0.10
Debt issuance costs	0.04	0.04
Loss on divestiture (Firearms)	0.01	0.01
Impairment of held-for-sale assets	0.16	0.16
Tax valuation allowance	(0.01)	(0.01)
Adjusted EPS guidance	$0.10	$0.25

About Vista Outdoor Inc.

Vista Outdoor is a global designer, manufacturer and marketer of consumer products in the outdoor sports and recreation markets. The company has a portfolio of well-recognized brands that provides consumers with a wide range of performance-driven, high-quality and innovative products for individual outdoor recreational pursuits. Vista Outdoor products are sold at leading retailers and distributors across North America and worldwide. For news and information, visit www.vistaoutdoor.com or follow us on Twitter @VistaOutdoorInc and Facebook at www.facebook.com/vistaoutdoor.

Forward-Looking Statements

Certain statements in this press release and other oral and written statements made by Vista Outdoor from time to time are forward-looking statements, including those that discuss, among other things: Vista Outdoor’s plans, objectives, expectations, intentions, strategies, goals, outlook or other non-historical matters; projections with respect to future revenues, income, earnings per share or other financial measures for Vista Outdoor; and the assumptions that underlie these matters. The words ‘believe’, ‘expect’, ‘anticipate’, ‘intend’, ‘aim’, ‘should’ and similar expressions are intended to identify such forward-looking statements.  To the extent that any such information is forward-looking, it is intended to fit within the safe harbor for forward-looking information provided by the Private Securities Litigation Reform Act of 1995. Numerous risks, uncertainties and other factors could cause Vista Outdoor’s actual results to differ materially from expectations described in such forward-looking statements, including the following: general economic and business conditions in the United States and Vista Outdoor’s other markets outside the United States, including conditions affecting employment levels, consumer confidence and spending, conditions in the retail environment, and other economic conditions affecting demand for our products and the financial health of our customers; Vista Outdoor’s ability to attract and retain key personnel and maintain and grow its relationships with customers, suppliers and other business partners, including Vista Outdoor’s ability to obtain acceptable third party licenses; Vista Outdoor’s ability to adapt its products to changes in technology, the marketplace and customer preferences, including our ability to respond to shifting preferences of the end consumer from brick and mortar retail to online retail; Vista Outdoor’s ability to maintain and enhance brand recognition and reputation; others' use of social media to disseminate negative commentary about us and boycotts; reductions in or unexpected changes in or our inability to accurately forecast demand for ammunition, accessories or other outdoor sports and recreation products; risks associated with Vista Outdoor’s sales to significant retail customers, including unexpected cancellations, delays and other changes to purchase orders; supplier capacity constraints, production disruptions or quality or price issues affecting Vista Outdoor’s operating costs; Vista Outdoor’s competitive environment; risks associated with diversification into new international and commercial markets including regulatory compliance; changes in the current tariff structures; the supply, availability and costs of raw materials and components; increases in commodity, energy and production costs; changes in laws, rules and regulations relating to Vista Outdoor’s business, such as federal and state ammunition regulations; Vista Outdoor’s ability to realize expected benefits from acquisitions and integrate acquired businesses; Vista Outdoor's ability to execute our strategic transformation plan, including our ability to realize expected benefits from the successful divestiture of non-core brands and profitability improvement initiatives; Vista Outdoor’s ability to take advantage of growth opportunities in international and commercial markets; foreign currency exchange rates and fluctuations in those rates; the outcome of contingencies, including with respect to litigation and other proceedings relating to intellectual property, product liability, warranty liability, personal injury and environmental remediation; risks associated with cybersecurity and other industrial and physical security threats; capital market volatility and the availability of financing; changes to accounting standards or policies; and changes in tax rules or pronouncements. You are cautioned not to place undue reliance on any forward-looking statements we make. Vista Outdoor undertakes no obligation to update any forward-looking statements except as otherwise required by law. For further information on factors that could impact Vista Outdoor, and statements contained herein, please refer to Vista Outdoor’s filings with the Securities and Exchange Commission.

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VISTA OUTDOOR INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (LOSS)
(preliminary and unaudited)

	Three months ended		Six months ended
(Amounts in thousands except per share data)	September 29, 2019	September 30, 2018	September 29, 2019	September 30, 2018
Sales, net	$445,016	$546,585	$904,790	$1,075,421
Cost of sales	354,752	437,828	719,448	853,326
Gross profit	90,264	108,757	185,342	222,095
Operating expenses:
Research and development	5,553	7,210	12,047	14,178
Selling, general, and administrative	82,971	97,282	166,880	198,336
Goodwill and intangibles impairment	—	23,411	—	23,411
Impairment of held-for-sale assets	—	—	9,429	44,921
Income (loss) before interest, income taxes, and other	1,740	(19,146)	(3,014)	(58,751)
Other income (expense), net	(433)	(4,925)	(433)	(4,925)
Interest expense, net	(12,314)	(16,865)	(23,438)	(30,337)
Income (loss) before income taxes	(11,007)	(40,936)	(26,885)	(94,013)
Income tax provision (benefit)	891	(8,118)	1,628	(8,847)
Net income (loss)	$(11,898)	$(32,818)	$(28,513)	$(85,166)
Earnings (loss) per common share:
Basic	$(0.21)	$(0.57)	$(0.49)	$(1.48)
Diluted	$(0.21)	$(0.57)	$(0.49)	$(1.48)
Weighted-average number of common shares outstanding:
Basic	57,768	57,528	57,746	57,492
Diluted	57,768	57,528	57,746	57,492

VISTA OUTDOOR INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(preliminary and unaudited)

(Amounts in thousands except share data)	September 29, 2019	March 31, 2019
ASSETS
Current assets:
Cash and cash equivalents	$22,811	$21,935
Net receivables	363,113	344,249
Net inventories	364,146	344,491
Assets held for sale	—	207,607
Other current assets	23,350	21,180
Total current assets	773,420	939,462
Net property, plant, and equipment	197,550	215,592
Operating lease assets	69,105	—
Goodwill	204,496	204,496
Net intangible assets	350,725	360,520
Deferred charges and other non-current assets, net	33,899	17,953
Total assets	$1,629,195	$1,738,023
LIABILITIES AND EQUITY
Current liabilities:
Current portion of long-term debt	$—	$19,335
Accounts payable	110,572	99,283
Accrued compensation	34,911	36,456
Accrued income taxes	697	436
Federal excise tax	20,597	18,482
Liabilities held for sale	—	46,030
Other current liabilities	110,642	97,175
Total current liabilities	277,419	317,197
Long-term debt	578,281	684,670
Deferred income tax liabilities	17,210	17,757
Long-term operating lease liabilities	74,051	—
Accrued pension and postemployment benefits	43,038	46,083
Other long-term liabilities	50,695	63,276
Total liabilities	1,040,694	1,128,983

Common stock — $.01 par value:
Authorized — 500,000,000 shares
Issued and outstanding — 57,787,433 shares as of September 29, 2019 and 57,710,934 shares as of March 31, 2019	578	577
Additional paid-in capital	1,752,175	1,752,419
Accumulated deficit	(833,482)	(804,969)
Accumulated other comprehensive loss	(78,513)	(82,967)
Common stock in treasury, at cost — 6,177,006 shares held as of September 29, 2019 and 6,253,505 shares held as of March 31, 2019	(252,257)	(256,020)
Total stockholders' equity	588,501	609,040
Total liabilities and stockholders' equity	$1,629,195	$1,738,023

VISTA OUTDOOR INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(preliminary and unaudited)

	Six months ended
(Amounts in thousands)	September 29, 2019	September 30, 2018
Operating Activities:
Net income (loss)	$(28,513)	$(85,166)
Adjustments to net income (loss) to arrive at cash (used for) provided by operating activities:
Depreciation	26,250	27,371
Amortization of intangible assets	9,782	13,620
Impairment of held-for-sale assets	9,429	44,921
Intangibles impairment	—	23,411
Amortization of deferred financing costs	3,890	5,033
Deferred income taxes	(200)	(12,770)
(Gain) loss on disposal of property, plant, and equipment	(57)	1,602
Loss on divestitures	431	4,925
Stock-based compensation	3,574	3,880
Changes in assets and liabilities:
Net receivables	(5,089)	8,272
Net inventories	(37,468)	(56,511)
Accounts payable	9,382	47,659
Accrued compensation	(2,290)	262
Accrued income taxes	1,723	245
Federal excise tax	(350)	1,105
Pension and other postretirement benefits	(1,435)	(370)
Other assets and liabilities	2,703	30,853
Cash (used for) provided by operating activities	(8,238)	58,342
Investing Activities:
Capital expenditures	(17,720)	(19,232)
Proceeds from sale of Eyewear brands and Firearms business	156,567	151,595
Proceeds from the disposition of property, plant, and equipment	260	335
Cash provided by investing activities	139,107	132,698
Financing Activities:
Borrowings on lines of credit	192,232	70,000
Payments on lines of credit	(197,234)	(70,000)
Payments made on long-term debt	(124,509)	(176,000)
Payments made for debt issuance costs	(103)	(2,845)
Settlement from former parent	—	13,047
Shares withheld for payroll taxes	(307)	(846)
Cash used for financing activities	(129,921)	(166,644)
Effect of foreign exchange rate fluctuations on cash	(72)	(1,020)
Increase in cash and cash equivalents	876	23,376
Cash and cash equivalents at beginning of period	21,935	22,870
Cash and cash equivalents at end of period	$22,811	$46,246